As filed with the Securities and Exchange Commission on October 20, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMC CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Massachusetts

(State or Other Jurisdiction of Incorporation or Organization)

04-2680009

(I.R.S. Employer Identification Number)

176 South Street, Hopkinton, Massachusetts 01748

(Address of Principal Executive Offices)

Legato Systems, Inc. 1995 Stock Option/Stock Issuance Plan, as amended

Amended and Restated OTG Software, Inc. 2000 Stock Incentive Plan

Optical Technology Group 1998 Stock Incentive Plan

Smart Storage, Inc. 1994 Stock Plan

Vinca Corporation 1997 Stock Option Plan

Qualix Group, Inc. 1997 Stock Option Plan

Qualix Group, Inc. 1995 Stock Option Plan

(Full Title of the Plans)

Paul T. Dacier, Esq.

Senior Vice President and General Counsel

EMC Corporation

176 South Street

Hopkinton, Massachusetts 01748

(Name and Address of Agent for Service)

(508) 435-1000

(Telephone Number, Including Area Code for Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Legato Systems, Inc. 1995 Stock Option/Stock Issuance Plan, as amended	23,037,600	$13.126	$302,391,538	$24,463

Amended and Restated OTG Software, Inc. 2000 Stock Incentive Plan	1,274,900	$13.126	$16,734,337	$1,354

Optical Technology Group 1998 Stock Incentive Plan	180,200	$13.126	$2,365,305	$191

Smart Storage, Inc. 1994 Stock Plan	45,800	$13.126	$601,171	$49

Vinca Corporation 1997 Stock Option Plan	9,800	$13.126	$128,635	$10

Qualix Group, Inc. 1997 Stock Option Plan Qualix Group, Inc. 1995 Stock Option Plan	14,700	$13.126	$192,952	$16

(1)	This Registration Statement covers an aggregate of 24,563,000 shares of the Registrant’s common stock, par value $.01 per share (the “Common Stock”), that may be issued pursuant to awards granted under the equity plans identified above (collectively, the “Plans”). Also registered hereunder is such additional shares of Common Stock, presently undeterminable, as may be necessary to satisfy the antidilution provisions of each of the Plans to which this Registration Statement relates.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sale prices of the Common Stock on the New York Stock Exchange on October 15, 2003.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Registrant incorporates by reference the following documents filed with the Commission:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2003 and the quarter ended June 30, 2003, respectively;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on July 8, 2003, October 14, 2003, and October 16, 2003, respectively; and

(d)	the description of the Common Stock which is contained in the Registrant’s Registration Statement on Form 8-A filed by the Registrant under Section 12 of the Securities Exchange Act of 1934 on March 4, 1988, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also incorporated or is deemed to be incorporated by reference herein modifies or supercedes such earlier statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

The legality of the shares of Common Stock being registered pursuant to this Registration Statement will be passed upon for the Registrant by Paul T. Dacier, Senior Vice President and General Counsel of the Registrant. Mr. Dacier holds options to purchase Common Stock and owns shares of Common Stock.

Item 6.    Indemnification of Directors and Officers

Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts authorizes a Massachusetts corporation to indemnify any director, officer, employee or other agent of the corporation, any person who serves at its request as a director, officer, employee or other agent of another organization, or any person who serves at its request in any capacity with respect to any employee benefit plan, to whatever extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

The Registrant’s Restated Articles of Organization include a provision that eliminates the personal liability of each of its directors for monetary damages for breach of fiduciary duty as a director to the extent provided by applicable law, notwithstanding any provision of law imposing such liability, except for liability, to the extent required by Section 13(b)(1 1/2) or any successor provision of the Massachusetts Business Corporation Law, (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under sections 61 or 62 of the Massachusetts Business Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

In addition, the Registrant’s Amended and Restated By-laws provide that (a) the Registrant shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who act at its request as directors, officers or trustees of another organization or in any capacity with respect to any employee benefit plan) against all liabilities and expenses, except with respect to any matter as to which such director or officer shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such individual’s action was in the best interests of the Registrant or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; (b) the Registrant is authorized to pay expenses, including counsel fees, from time to time reasonably incurred by any director or officer in connection with the defense or disposition of any such action, suit or other proceeding in advance of the final disposition thereof upon receipt of an undertaking by such director or officer to repay to the Registrant the amounts so paid by the Registrant if it is ultimately determined that indemnification for such expenses is not authorized under the Amended and Restated Bylaws; (c) the right of indemnification under the Amended and Restated By-laws shall not be exclusive of or affect any other rights to which any director or officer may be entitled by contract or otherwise under law.

The Registrant has entered into indemnification agreements with its directors and executive officers providing for the indemnification of such director or executive officer, as applicable, to the extent legally permissible and the payment of expenses, including counsel fees reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding in which such individual may be involved by reason of such individual being or having been a director or officer of the Registrant.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following exhibits are filed as part of or incorporated by reference into this Registration Statement:

4.1.1	Legato Systems, Inc. 1995 Stock Option/Stock Issuance Plan

4.1.2	Amendment to Legato Systems, Inc. 1995 Stock Option/Stock Issuance Plan

4.2	Amended and Restated OTG Software, Inc. 2000 Stock Incentive Plan

4.3	Optical Technology Group 1998 Stock Incentive Plan

4.4	Smart Storage, Inc. 1994 Stock Plan

4.5	Vinca Corporation 1997 Stock Option Plan

4.6	Qualix Group, Inc. 1997 Stock Option Plan

4.7	Qualix Group, Inc. 1995 Stock Option Plan

5.1	Opinion of Paul T. Dacier, Senior Vice President and General Counsel to the Registrant, as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Paul T. Dacier, Senior Vice President and General Counsel to the Registrant (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature pages to this Registration Statement).

Item 9.    Undertakings

The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Hopkinton, Commonwealth of Massachusetts, on October 20, 2003.

EMC CORPORATION

By:	/s/ PAUL T. DACIER

Paul T. Dacier Senior Vice President and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints Joseph M. Tucci, William J. Teuber, Jr. and Paul T. Dacier, and each of them singly, with the power to act without the other, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys- in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of October 20, 2003.

Signatures	Title	Date

/s/ MICHAEL C. RUETTGERS Michael C. Ruettgers	Executive Chairman of the Board of Directors	October 20, 2003

/s/ JOSEPH M. TUCCI Joseph M. Tucci	President, Chief Executive Officer and Director (Principal Executive Officer)	October 20, 2003

/s/ WILLIAM J. TEUBER, JR. William J. Teuber, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	October 20, 2003

/s/ MARK A. LINK Mark A. Link	Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 20, 2003

/s/ MICHAEL J. CRONIN Michael J. Cronin	Director	October 20, 2003

/s/ GAIL DEEGAN Gail Deegan	Director	October 20, 2003

/s/ JOHN R. EGAN John R. Egan	Director	October 20, 2003

/s/ W. PAUL FITZGERALD W. Paul Fitzgerald	Director	October 20, 2003

/s/ WINDLE B. PRIEM Windle B. Priem	Director	October 20, 2003

Alfred M. Zeien	Director	October 20, 2003

EXHIBIT INDEX

4.1.1	Legato Systems, Inc. 1995 Stock Option/Stock Issuance Plan

4.1.2	Amendment to Legato Systems, Inc. 1995 Stock Option/Stock Issuance Plan

4.2	Amended and Restated OTG Software, Inc. 2000 Stock Incentive Plan

4.3	Optical Technology Group 1998 Stock Incentive Plan

4.4	Smart Storage, Inc. 1994 Stock Plan

4.5	Vinca Corporation 1997 Stock Option Plan

4.6	Qualix Group, Inc. 1997 Stock Option Plan

4.7	Qualix Group, Inc. 1995 Stock Option Plan

5.1	Opinion of Paul T. Dacier, Senior Vice President and General Counsel to the Registrant, as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Paul T. Dacier, Senior Vice President and General Counsel to the Registrant (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature pages to this Registration Statement).